UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2021

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4131 Worth Avenue, Suite 500             Columbus, OH 43219
(Address of principal executive offices)          (Zip Code)

(614) 418-8000
(Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $.01	MHO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 10, 2021, M/I Homes, Inc. (the “Company”) entered into a Fourth Amendment (the “Fourth Amendment”) to the Company’s unsecured revolving credit facility, dated July 18, 2013, among the Company, the lenders party thereto and PNC Bank, National Association, as administrative agent (as so amended, the “Credit Agreement”). The Fourth Amendment, among other things, increased the commitments from the lenders to $550.0 million from $500.0 million, extended the maturity to July 18, 2025, increased the required minimum level of Consolidated Tangible Net Worth from $848.2 million to $946.2 million (subject to increase over time based on earnings and proceeds from equity offerings) and increased the letter of credit sublimit to $150 million from $125 million. The Fourth Amendment also provides an accordion feature pursuant to which the maximum borrowing availability may be increased at the request of the Company to an aggregate of $700.0 million, subject to obtaining additional commitments from lenders and other terms and conditions of the Credit Agreement.

Interest on amounts borrowed under the Credit Agreement is payable at a rate which is adjusted daily and is equal to the sum of the one-month LIBOR rate plus a margin. The Fourth Amendment reduced the floor on one-month LIBOR to 0.25% from 0.75%, and decreased the LIBOR margin to 175 basis points from 250 basis points (based on the Company’s leverage ratio at March 31, 2021). The LIBOR margin is subject to adjustment in subsequent quarterly periods based on the Company’s leverage ratio. The Fourth Amendment also decreased the commitment fee paid quarterly by the Company on the remaining available commitment amount by 15 basis points, to 30 basis points, which is also subject to adjustment in subsequent quarterly periods based on the Company’s leverage ratio. Additionally, the Fourth Amendment increased the borrowing base advance rates for certain categories of inventory used to calculate the available amount under the Credit Agreement. As of March 31, 2021, there were no borrowings outstanding and $66.7 million letters of credit outstanding under the Credit Agreement.

Certain of the lenders party to the Fourth Amendment are also lenders and/or serve as the administrative agent under a $175 million secured mortgage warehousing agreement with M/I Financial, LLC, a wholly-owned subsidiary of the Company, as borrower.

The foregoing summary is qualified in its entirety by reference to the Fourth Amendment which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. All capitalized terms not otherwise defined herein are as defined in the Credit Agreement.

ITEM 2.03    CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-
BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information set forth above under Item 1.01 relating to the Company’s entry into the Fourth Amendment is hereby incorporated by reference into this Item 2.03.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS
(d)    Exhibits.

Exhibit No.	Description of Exhibit

10.1	Fourth Amendment to Credit Agreement, dated June 10, 2021, by and among M/I Homes, Inc., as borrower, the lenders party thereto, and PNC Bank, National Association, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).*

         *Submitted electronically with this Report in accordance with the provisions of Regulation S-T.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 11, 2021

M/I Homes, Inc.

By:	/s/ Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller and Chief Accounting Officer